Exhibit 5.2

[ALLIANT TECHSYSTEMS INC.’S LETTERHEAD]

March 15, 2006

Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436

Ladies and Gentlemen:

I am Senior Vice President and General Counsel for Alliant Techsystems Inc., a Delaware corporation (the “Company”), and have advised the Company in connection the Registration Statement on Form S-3 (File No. 333-132178) (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2006, pursuant to the Securities Act of 1933, as amended (the “Securities Act”),  in connection with the registration by the Company of $400,000,000 aggregate principal amount of its 6¾% Senior Subordinated Notes due 2016 (the “Notes”) and the guarantees of the Notes (each, a “Subsidiary Guarantee”) by certain subsidiaries (the “Subsidiary Guarantors”) of the Company, including Federal Cartridge Company, a Minnesota corporation (“Federal Cartridge”), as described in a final Prospectus Supplement dated March 6, 2006 and filed with the Commission on March 7, 2006 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”). The Notes and the Subsidiary Guarantees are being issued under the Indenture dated as of March 15, 2006 by and between the Company and The Bank of New York Trust Company, N.A. (the “Trustee”), as amended and supplemented by the First Supplemental Indenture dated March 15, 2006 by and among the Company, the Subsidiary Guarantors and the Trustee.

I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that:

1.               Federal Cartridge is a validly existing corporation in good standing under the laws of Minnesota and has all requisite corporate authority to deliver and perform its obligations under the Subsidiary Guarantee of Federal Cartridge (the “Federal Cartridge Guarantee”).

2.               The delivery of the Federal Cartridge Guarantee by Federal Cartridge and performance of its obligations thereunder do not violate any law or  regulation of the State of Minnesota applicable to Federal Cartridge.

My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the present laws of the State of Minnesota  and the facts as they presently exist. I express no opinion with respect to the laws of any other jurisdiction and assume no obligation to revise or supplement this opinion in the event of future changes in the laws of the State of Minnesota.

I consent to the filing of this opinion as Exhibit 5.2 to the Company’ Current Report on Form 8-K (the “8-K”) and incorporation of this opinion by reference into the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Subject to all of the limitations, qualifications and assumptions set forth herein, Gibson, Dunn & Crutcher LLP is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the 8-K and incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Keith D. Ross